Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

HALLADOR ENERGY COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	2,000,000 (2)	$29,880,600	$29,880,600	0.00015310	$4,574.72
Total Offering Amounts				-	-	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$4,574.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates shall be deemed to cover an indeterminate amount of additional shares of the common stock, par value $0.01 per share (“Common Stock”) of Hallador Energy Company (the “Registrant”) that may be offered and issued pursuant to the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan (the “Second A&R RSU Plan”) by reason of any future stock dividend, stock split, recapitalization or other similar transactions affecting the Common Stock.

(2)

Represents additional 2,000,000 shares of Common Stock reserved and available for issuance under the Second A&R RSU Plan on May 29, 2025, which are in addition to the 4,850,000 shares previously reserved for issuance under the Second A&R RSU Plan.

(3)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $14.94 (the average of the high and low prices of the Company’s Common Stock as reported by NASDAQ on June 24, 2025) by (ii) the 2,000,000 additional shares of the Registrant’s Common Stock to be registered.

Table 2: Fee Offset Claims and Sources

N/A